Exhibit F-1(c)




                          July 6, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-9141), filed by Entergy Louisiana, Inc. (the "Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the entering into arrangements for the issuance and sale of one or more new series of tax-exempt bonds (the "Tax-Exempt Bonds") and in order to provide additional security for the Tax-Exempt Bonds, the issuance and delivery of one or more new series of the Company's First Mortgage Bonds (the "Collateral Bonds"); (2) the Commission's order dated March 12, 1998 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Tax-Exempt Bonds and Collateral Bonds; and (3) the subsequent consummation on June 25, 1999 of the entry by the Company into a Refunding Agreement with the Parish of St. Charles, State of Louisiana (the "Issuer") and the related issuance and sale by the Issuer of a series of Tax-Exempt Bonds and the related issuance by the Company of a new series of Collateral Bonds (the "Transactions"), I advise you that in my opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Louisiana;

           (b)  the Transactions have been consummated in
     accordance  with  the  Application-Declaration,   as
     amended, and the Order;

           (c) all state laws that relate or are applicable to the Company's Participation in the Transactions (other than so-called "blue sky" or similar laws, upon which I do not pass herein) have been complied with;

           (d) the Collateral Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

           (e) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by the Company.


           I am a member of the Louisiana State Bar and for purposes of this opinion do not hold myself out as an expert on the laws of any state other than Louisiana and of the United
States.

           My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Denise C. Redmann

Denise C. Redmann, Esq.
Senior Counsel -
Corporate and Securities